MUELLER WATER PRODUCTS REPORTS
2021 FOURTH QUARTER AND FISCAL YEAR RESULTS

Achieved Net Sales of $295.6 million in Quarter, $1.1 billion in Fiscal Year
Earned Net Income per Diluted Share of $0.12 in Quarter, $0.44 in Fiscal Year
Reported Adjusted Net Income per Diluted Share of $0.12 in Quarter, $0.56 in Fiscal Year

ATLANTA, November 8, 2021 - Mueller Water Products, Inc. (NYSE: MWA) announced today that its fiscal 2021 fourth quarter ended September 30, 2021 net sales were $295.6 million and net income was $18.4 million.
In the fourth quarter of 2021, the Company:
•Achieved net sales of $295.6 million, an increase of 11.4 percent as compared with $265.3 million in the prior year quarter.
•Generated operating income of $27.8 million as compared with $40.7 million in the prior year quarter and adjusted operating income of $29.7 million as compared with $41.8 million in the prior year quarter.
•Reported net income of $18.4 million as compared with $26.7 million in the prior year quarter and adjusted net income of $19.8 million as compared with $27.5 million in the prior year quarter.
•Reported net income per diluted share and adjusted net income per diluted share of $0.12 as compared with net income per diluted share and adjusted net income per diluted share of $0.17 in the prior year quarter.
•Reported Adjusted EBITDA of $45.6 million as compared with $57.6 million in the prior year quarter, resulting in an adjusted EBITDA margin of 15.4 percent as compared with 21.7 percent in the prior year quarter.
•Repurchased $10.0 million of common stock during the quarter.
In the full fiscal year, the Company:
•Achieved net sales of $1,111.0 million, an increase of 15.2 percent, as compared with the prior year of $964.1 million.
•Generated net income of $70.4 million as compared with $72.0 million in the prior year.
•Reported net income per diluted share of $0.44 as compared with $0.45 in the prior year, and achieved adjusted net income per diluted share of $0.56 as compared with $0.52 in the prior year.
•Achieved adjusted EBITDA of $203.6 million, an increase of 6.8 percent as compared with $190.6 million in the prior year yielding an adjusted EBITDA margin of 18.4 percent as compared with 19.8 percent in the prior year.

•Increased operating cash flow by $16.4 million to $156.7 million from $140.3 million in the prior year and improved free cash flow by $21.4 million to $94.0 million from $72.6 million in the prior year.
“The fourth quarter was a disappointing end to a strong year, which we achieved despite the ongoing pandemic and other challenges. In addition to the pandemic, we have faced many obstacles over the past year including significant raw material and other cost inflation, supply chain disruptions and labor availability challenges, which impacted fourth quarter operations and results. I am grateful to all of our team members for their perseverance and dedication throughout this past year,” said Scott Hall, President and Chief Executive Officer of Mueller Water Products.
“Our consolidated net sales increased 11.4 percent for the fourth quarter and 15.2 percent for the full year. Following record sales growth in the third quarter, we experienced continued strong demand in the fourth quarter driven by both new residential construction and municipal repair and replacement activity. Fourth quarter orders remained elevated compared with pre-pandemic levels, and we ended the year with record backlog for our Infrastructure products.
“While our fourth quarter adjusted EBITDA decreased, primarily due to the challenging operating environment, we still achieved 6.8 percent adjusted EBITDA growth for the year. Although we realized improved pricing in the quarter for the majority of our products, it was not enough to offset the continued higher inflation. Additionally, during the quarter, our specialty valve product portfolio experienced longer delivery times for parts, delaying shipments, and our ongoing plant restructuring has been impacted by the supply chain disruptions and labor challenges.
“I am especially pleased with our cash flow for the year, where we generated $94.0 million of free cash flow. After the $19.7 million purchase of i2O Water and allocating $44.8 million to shareholders via our quarterly dividend and share repurchases, we ended the year with a stronger cash position compared with the prior year.
“We believe that the record backlog across our short-cycle products coupled with the expected realization from higher pricing have positioned us to deliver net sales and adjusted EBITDA growth in fiscal 2022. We expect that our current pricing actions will more than cover anticipated inflation in fiscal 2022, assuming material costs do not increase beyond current levels. However, we expect the operating environment to remain challenging, especially in the first half of our fiscal year, with the potential for gradual improvement during the second half of the year.
“During fiscal 2022, we will remain focused on executing our strategic initiatives and overcoming the external and internal operational challenges. We are excited about the progress we have made in our new product development programs and the growing market acceptance for digitally-enabled product offerings such as our Super Centurion Smart Hydrant, Sentryx software platform and i2O pressure management solutions. Additionally, we are making progress on our sustainability initiatives and will share our strategies, goals and progress in our second ESG report to be published in January 2022.
“With a strong balance sheet, liquidity and cash flow, we are well-positioned to accelerate growth and efficiencies through capital investments and acquisitions. We will continue to maintain a balanced approach to capital allocation returning cash to shareholders primarily through our quarterly dividend, which was recently increased by approximately 5.5 percent, as well as share repurchases. We remain committed to improving our culture of execution as we become a world class water technologies company bringing solutions to critical water infrastructure.”

Consolidated Results
Net sales for the 2021 fourth quarter increased $30.3 million, or 11.4 percent, to $295.6 million as compared with $265.3 million in the 2020 fourth quarter.
Operating income decreased to $27.8 million from $40.7 million in the prior year quarter.
During the fourth quarter, the Company incurred $1.9 million of strategic reorganization and other charges, which have been excluded from adjusted results. These charges primarily relate to our previously announced plant restructurings.
Adjusted operating income of $29.7 million for the quarter decreased 28.9 percent as compared with $41.8 million in the prior year quarter.
Segment Results
Infrastructure
Net sales for the 2021 fourth quarter increased $29.9 million, or 12.4 percent, to $271.9 million as compared with $242.0 million in the 2020 fourth quarter, primarily as a result of increased shipment volumes and higher pricing.
Operating income was $46.1 million and adjusted operating income, excluding $0.1 million of strategic reorganization charges, was $46.2 million in the quarter. Adjusted operating income decreased $10.6 million, or 18.7 percent, compared with the prior year quarter, as higher inflation, unfavorable manufacturing performance, which includes the impact of labor challenges, supply chain disruptions, our plant restructurings, and higher SG&A expenses more than offset higher pricing and increased volumes.
Adjusted EBITDA of $59.3 million decreased $10.3 million, or 14.8 percent, as compared with $69.6 million in the prior year quarter.
Technologies
Net sales for the 2021 fourth quarter increased $0.4 million, or 1.7 percent, to $23.7 million, as compared with $23.3 million in the 2020 fourth quarter. This increase was primarily as a result of the acquisition of i2O Water. Organic net sales declined slightly compared with the prior year as higher pricing was more than offset by lower volumes.
Operating loss and adjusted operating loss were each $4.3 million in the quarter. Adjusted operating loss increased $2.0 million as compared with $2.3 million in the prior year quarter, primarily as a result of unfavorable performance, increased expenses associated with our acquisition of i2O Water and higher inflation, which were partially offset by higher pricing.
Adjusted EBITDA was a loss of $2.4 million as compared with a loss of $0.2 million in the prior year quarter.
Interest Expense, Net
Interest expense, net for the 2021 fourth quarter was $4.4 million as compared with $6.0 million in the prior year quarter. The decrease in net interest expense in the quarter resulted primarily from lower interest expense as a result of the refinancing of our 5.5% Senior Notes with 4.0% Senior Notes.
Income Taxes

For the 2021 fourth quarter, income tax expense was $5.9 million, or 24.3 percent of income before income taxes. For the fiscal year, income tax expense was $24.5 million, or 25.8 percent of income before taxes, as compared with the prior year effective tax rate of 23.5 percent.
Cash Flow and Balance Sheet
Net cash provided by operating activities for the fiscal year ended September 30, 2021 increased $16.4 million to $156.7 million as compared with $140.3 million in the prior year, primarily as a result of the $22.0 million Walter Energy tax payment in the prior year.
The Company invested $16.6 million in capital expenditures during the fourth quarter, bringing the year-to-date total to $62.7 million as compared with $67.7 million in the prior year.
Free cash flow (defined as net cash provided by operating activities less capital expenditures) for the year ended September 30, 2021 increased $21.4 million to $94.0 million as compared with $72.6 million in the prior year.
As of September 30, 2021, the Company had $446.9 million of total debt outstanding and $227.5 million of cash and cash equivalents, such that the Company’s net debt leverage ratio was 1.1 times. There are no maturities on our debt until June 2029 and the Company’s 4.0% Senior Notes have no financial maintenance covenants. As of September 30, 2021, the Company did not have any amounts borrowed under its ABL Agreement. Based on September 30, 2021 data, the Company had approximately $158.7 million of excess availability under its ABL Agreement, bringing its total liquidity to $386.2 million.
New Segment Structure
Mueller Water Products recently announced a new management structure effective October 1, 2021. The new structure is designed to increase revenue growth, drive operational excellence, accelerate new product development and enhance profitability. We anticipate the reorganization will strengthen the alignment of products, solutions and services with customer needs, accelerate new product introductions and improve product life cycle management. The two newly named business units are Water Flow Solutions and Water Management Solutions.
•Water Flow Solutions’ product portfolio includes iron gate valves, specialty valves and service brass products. Net sales of products in the Water Flow Solutions business unit were approximately 60 percent of fiscal 2021 consolidated net sales.
•Water Management Solutions’ product and service portfolio includes fire hydrants, repair and installation, natural gas, metering, leak detection, pressure control and software products. Net sales of products in the Water Management Solutions business unit were approximately 40 percent of fiscal 2021 consolidated net sales.

Scott Hall stated, “Our new management structure positions us for improved long-term growth and profitability, while helping to accelerate the commercialization of our technology-enabled products and the Sentryx software platform. Within the Water Flow Solutions business unit, we will advance manufacturing and assembly efficiencies across valve and brass products while driving the expected benefits from the three large capital projects we have previously announced. Additionally, we will look to increase growth in existing product areas and support expansion of valves into adjacent markets. Within the Water Management Solutions business unit, we look to leverage our hydrants which provide a bridge for digital communications throughout the water system with enhanced coordination among products and services. Also, we plan to reduce product development cycle times with enhanced coordination of digitally-enabled products and network management.”
The Company plans to file a Current Report on Form 8-K following the filing of its Annual Report on Form 10-K for the fiscal year-ended September 30, 2021 reporting historical quarterly results of the new segments for fiscal years 2020 and 2021. Beginning with the first quarter of fiscal 2022, the Company will report results with the new segment structure.
Full-Year 2022 Outlook
For the full-year 2022, the Company currently anticipates that consolidated net sales will increase between 4 percent and 8 percent as compared with the prior year. These expectations take into account current backlog, higher pricing, new product initiatives and channel strategies. As a result of higher sales and improved execution, the Company expects that adjusted EBITDA will also increase between 4 percent and 8 percent as compared with adjusted EBITDA of $203.6 million for fiscal 2021. The Company expects to generate solid free cash flow during the fiscal year. These expectations assume that challenges associated with higher inflation, labor availability and supply chain disruptions and the pandemic’s impact will modestly improve relative to fiscal 2021 and that material costs do not increase beyond current levels.
The Company’s expectations for certain financial metrics for the full-year fiscal 2022 are as follows:
•Total SG&A expenses between $230 million and $240 million.
•Net interest expense between $18 million and $19 million.
•Effective income tax rate between 25 percent and 27 percent.
•Depreciation and amortization between $62 million and $64 million.
•Capital expenditures between $70 million and $80 million.
Conference Call Webcast
Mueller Water Products will hold its quarterly earnings conference call Tuesday, November 9, 2021, at 9:00 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-800-834-5839. An archive of the webcast will also be available on the Investor Relations section of the Company’s website.

Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States (“GAAP”), the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools such that securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.
The Company presents adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin as performance measures because management uses these measures in evaluating the Company’s underlying performance on a consistent basis across periods and in making decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.
The Company presents net debt and net debt leverage as performance measures as management uses them in evaluating its capital management, and the investment community commonly uses them as measures of indebtedness. The Company presents free cash flow as management believes it is commonly used by the investor community to measure the Company’s ability to create liquidity.
The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release and have been posted online at www.muellerwaterproducts.com. The Company does not reconcile forward-looking adjusted EBITDA to the comparable GAAP measure, as permitted by Regulation S-K, as certain items, e.g., expenses related to corporate development activities, pension benefits and corporate restructuring, may have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable efforts. Additionally, such reconciliation would imply a degree of precision and certainty regarding relevant items that may be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company's financial performance.
Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, trend descriptions, the COVID-19 pandemic, go-to-market strategies, operational excellence, acceleration of new product development, end market performance, net sales performance, adjusted operating income and adjusted EBITDA performance, margins, capital expenditure plans, litigation outcomes, capital allocation and growth strategies, restructuring efficiencies and warranty charges. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.
Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including the extent, duration and severity of the impact of the COVID-19 pandemic on the Company’s operations and results, including effects on the financial health of customers (including collections), the Company and the financial/capital markets, government-mandated facility closures, COVID-19 related facility closures and other manufacturing restrictions, logistical challenges and supply chain disruptions, potential litigation and claims emanating from the COVID-19 pandemic and vaccine mandates, and health, safety and employee/labor issues in Company facilities around the world; an inability to realize the benefits from our operational initiatives, including our reorganization and related strategic realignment activities; an inability to attract or retain a skilled and diverse workforce, increased competition related to the workforce and market levels of wage increases; an inability to protect the Company’s information systems against service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; regional, national or global political, economic, market and competitive conditions; cyclical and changing demand in core markets such as municipal spending; government monetary or fiscal policies; residential and non-residential construction, and natural gas distribution; adverse weather conditions; manufacturing and product performance; expectations for changes in volumes, continued execution of cost productivity initiatives and improved pricing; commodity and raw materials price inflation; warranty exposures (including the adequacy of warranty reserves); an inability to successfully resolve significant legal proceedings, claims, lawsuits or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; climate change and legal or regulatory responses thereto; changing regulatory, trade and tariff conditions; failure to achieve expected cost savings, net sales expectations, profitability expectations and manufacturing efficiencies from our large capital investments in Chattanooga and Kimball, Tennessee and Decatur, Illinois and plant closures; the failure to integrate and/or realize any of the anticipated benefits of recent acquisitions or divestitures; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A of the Company’s most recently filed Quarterly Reports on Form 10-Q and Annual Report on Form 10-K (all of which risks may be amplified by the COVID-19 pandemic).

Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the U.S. Securities and Exchange Commission.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment and pressure management products. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other. Mueller brands include Mueller®, Echologics®, Hydro Gate®, Hydro-Guard®, HYMAX®, i2O®, Jones®, Krausz®, Mi.Net®, Milliken®, Pratt®, Pratt Industrial®, Singer®, and U.S. Pipe Valve & Hydrant. Please see muellerwp.com/brands and i2Owater.com to learn more.

Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Yolanda Kokayi
770-206-4131
ykokayi@muellerwp.com

###

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	September 30,
	2021	2020
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$227.5	$208.9
Receivables, net of allowance for credit losses of $3.5 million and $2.5 million	212.2	180.8
Inventories, net	184.7	162.5
Other current assets	29.3	29.0
Total current assets	653.7	581.2
Property, plant and equipment, net	283.4	253.8
Intangible assets, net	392.5	408.9
Goodwill	115.1	99.8
Other noncurrent assets	73.3	51.3
Total assets	$1,518.0	$1,395.0

Liabilities and stockholders’ equity:
Current portion of long-term debt	$1.0	$1.1
Accounts payable	92.0	67.3
Other current liabilities	127.1	86.6
Total current liabilities	220.1	155.0
Long-term debt	445.9	446.5
Deferred income taxes	95.1	96.5
Other noncurrent liabilities	62.0	56.3
Total liabilities	823.1	754.3

Commitments and contingencies

Common stock: 600,000,000 shares authorized; 157,955,433 and 158,064,750 shares outstanding at September 30, 2021 and 2020, respectively	1.6	1.6
Additional paid-in capital	1,342.2	1,378.0
Accumulated deficit	(643.9)	(714.2)
Accumulated other comprehensive loss	(5.0)	(24.7)
Total stockholders’ equity	694.9	640.7
Total liabilities and stockholders’ equity	$1,518.0	$1,395.0

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Year ended
	September 30,		September 30,
	2021	2020	2021	2020
	(in millions, except per share amounts)
Net sales (1)	$295.6	$265.3	$1,111.0	$964.1
Cost of sales (2)	209.3	171.4	752.5	635.9
Gross profit	86.3	93.9	358.5	328.2
Operating expenses:
Selling, general and administrative	56.6	52.1	218.8	198.4
Strategic reorganization and other charges (3)	1.9	1.1	8.0	13.0
Total operating expenses	58.5	53.2	226.8	211.4
Operating income	27.8	40.7	131.7	116.8
Pension benefit other than service	(0.9)	(0.8)	(3.3)	(3.0)
Interest expense, net	4.4	6.0	23.4	25.5
Loss on early extinguishment of debt (4)	—	—	16.7	—
Walter Energy accrual	—	—	—	0.2
Income before income taxes	24.3	35.5	94.9	94.1
Income tax expense	5.9	8.8	24.5	22.1
Net income	$18.4	$26.7	$70.4	$72.0

Net income per basic share	$0.12	$0.17	$0.44	$0.46

Net income per diluted share	$0.12	$0.17	$0.44	$0.45

Weighted average shares outstanding:
Basic	158.3	157.9	158.4	157.8
Diluted	159.3	158.7	159.2	158.6

Dividends declared per share	$0.0550	$0.0525	$0.2200	$0.2100

(1) Since its acquisition in December 2018, the financial statements of Krausz Development Industries Ltd. (“Krausz Industries”) have been included in the Company's consolidated financial statements on a "one-month lag" basis. The one-month reporting lag was eliminated in the quarter ended March 31, 2021. As a result, the condensed consolidated statements of operations for the year ended September 30, 2021 include an additional $6.0 million of net sales and an additional $1.4 million of operating income.

(2) For the year ended September 30, 2021, Cost of sales includes $2.4 million in Inventory write-downs associated with the announced closures of our facilities in Aurora, Illinois and Surrey, British Columbia, Canada.
(3) For the year ended September 30, 2021, Strategic reorganization and other charges primarily relate to termination benefits associated with our plant closures in Aurora, Illinois and Surrey, British Columbia, Canada, the Albertville tragedy, and certain transaction-related costs, partially offset by a one-time settlement gain in connection with an indemnification from a previously owned property. For the year ended September 30, 2020, such charges are primarily related to a legal settlement, facility closure costs, certain transaction-related costs, and personnel matters.

(4) During the year ended September 30, 2021, the Company called its 5.5% Senior Notes due in 2026 and privately issued 4.0% Senior Notes due in 2029. As a result, the Company incurred a $16.7 million loss on extinguishment of debt, comprised of a $12.4 million call premium and a $4.3 million write-off of deferred financing costs.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year ended
	September 30,
	2021	2020
	(in millions)
Operating activities:
Net income	$70.4	$72.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	31.4	29.6
Amortization	28.2	28.2
Loss on early extinguishment of debt	16.7	—
Stock-based compensation	8.1	5.3
Pension (benefits) costs	(1.9)	2.8
Deferred income taxes	(5.3)	7.2
Inventory reserves provision	3.1	4.3
Other, net	1.3	3.7
Changes in assets and liabilities, net of acquisition:
Receivables, net	(29.9)	(7.5)
Inventories, net	(23.5)	24.9
Other assets	(4.9)	0.9
Accounts payable	23.0	(17.6)
Walter Energy accrual	—	(22.0)
Other current liabilities	37.5	6.6
Other noncurrent liabilities	2.5	1.9
Net cash provided by operating activities	156.7	140.3
Investing activities:
Capital expenditures	(62.7)	(67.7)
Acquisition, net of cash acquired	(19.7)	—
Proceeds from sales of assets	0.7	0.2
Net cash used in investing activities	(81.7)	(67.5)
Financing activities:
Repayment of 5.5% Senior Notes	(462.4)	—
Issuance of 4.0% Senior Notes	450.0	—
Dividends paid	(34.8)	(33.1)
Deferred financing costs paid	(6.0)	(1.1)
Proceeds from financing transaction	3.9	—
Acquisition of joint venture partner’s interest	—	(5.2)
Employee taxes related to stock-based compensation	(1.0)	(0.9)
Common stock issued	1.9	3.5
Stock repurchased under buyback program	(10.0)	(5.0)
Other	(0.4)	0.4
Net cash used in financing activities	(58.8)	(41.4)
Effect of currency exchange rate changes on cash	2.4	0.8
Net change in cash and cash equivalents	18.6	32.2
Cash and cash equivalents at beginning of period	208.9	176.7
Cash and cash equivalents at end of period	$227.5	$208.9

Supplemental cash flow information:
Cash paid for interest	$25.3	$24.3
Cash paid for income taxes	$16.8	$15.3

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended September 30, 2021
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$271.9	$23.7	$—	$295.6

Gross profit	$83.9	$2.4	$—	$86.3
Selling, general and administrative expenses	37.7	6.7	12.2	56.6
Strategic reorganization and other charges	0.1	—	1.8	1.9
Operating income (loss)	$46.1	$(4.3)	$(14.0)	$27.8

Operating margin	17.0%	(18.1)%		9.4%

Capital expenditures	$15.8	$0.8	$—	$16.6

Reconciliation of non-GAAP performance measures to GAAP performance measures:
Net income				$18.4
Strategic reorganization and other charges				1.9
Income tax benefit of adjusting items				(0.5)
Adjusted net income				$19.8

Weighted average diluted shares outstanding				159.3

Adjusted net income per diluted share				$0.12

Net income				$18.4
Income tax expense (1)				5.9
Interest expense, net (1)				4.4
Pension benefit other than service (1)				(0.9)
Operating income (loss)	$46.1	$(4.3)	$(14.0)	27.8
Strategic reorganization and other charges	0.1	—	1.8	1.9
Adjusted operating income (loss)	46.2	(4.3)	(12.2)	29.7
Pension benefit other than service	—	—	0.9	0.9
Depreciation and amortization	13.1	1.9	—	15.0
Adjusted EBITDA	$59.3	$(2.4)	$(11.3)	$45.6

Adjusted operating margin	17.0%	(18.1)%		10.0%

Adjusted EBITDA margin	21.8%	(10.1)%		15.4%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$33.4
Less capital expenditures				(16.6)
Free cash flow				$16.8

(1) We do not allocate interest, income taxes or pension benefit (expense) other than service to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended September 30, 2020
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales (1)	$242.0	$23.3	$—	$265.3

Gross profit (1)	$90.3	$3.6	$—	$93.9
Selling, general and administrative expenses	33.5	5.9	12.7	52.1
Strategic reorganization and other charges	0.2	0.1	0.8	1.1
Operating income (loss)	$56.6	$(2.4)	$(13.5)	$40.7

Operating margin	23.4%	(10.3)%		15.3%

Capital expenditures	$15.4	$1.0	$0.1	$16.5

Reconciliation of non-GAAP performance measures to GAAP performance measures:
Net income				$26.7
Strategic reorganization and other charges				1.1
Income tax benefit of adjusting items				(0.3)
Adjusted net income				$27.5

Weighted average diluted shares outstanding				158.7

Adjusted net income per diluted share				$0.17

Net income				$26.7
Income tax expense (2)				8.8
Interest expense, net (2)				6.0
Pension benefit other than service (2)				(0.8)
Operating income (loss)	$56.6	$(2.4)	$(13.5)	40.7
Strategic reorganization and other charges	0.2	0.1	0.8	1.1
Adjusted operating income (loss)	56.8	(2.3)	(12.7)	41.8
Pension benefit other than service	—	—	0.8	0.8
Depreciation and amortization	12.8	2.1	0.1	15.0
Adjusted EBITDA	$69.6	$(0.2)	$(11.8)	$57.6

Adjusted operating margin	23.5%	(9.9)%		15.8%

Adjusted EBITDA margin	28.8%	(0.9)%		21.7%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$62.5
Less capital expenditures				(16.5)
Free cash flow				$46.0

(1) Net sales and gross profit associated with certain products have been reclassified as Technologies segment items to conform to the current period presentation.
(2) We do not allocate interest, income taxes or pension benefit (expense) other than service to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Year ended September 30, 2021
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales (1)	$1,022.0	$89.0	$—	$1,111.0

Gross profit (2)	$345.0	$13.5	$—	$358.5
Selling, general and administrative expenses	141.0	26.6	51.2	218.8
Strategic reorganization and other (benefits) charges (3)	(0.3)	—	8.3	8.0
Operating income (loss) (1)	$204.3	$(13.1)	$(59.5)	$131.7

Operating margin	20.0%	(14.7)%		11.9%

Capital expenditures	$59.1	$3.5	$0.1	$62.7

Reconciliation of non-GAAP performance measures to GAAP performance measures:
Net income				$70.4
Strategic reorganization and other charges				8.0
Loss on early extinguishment of debt				16.7
Inventory restructuring write-down				2.4
Benefit of one-month results related to elimination of reporting lag				(1.4)
Income tax benefit of adjusting items				(6.6)
Adjusted net income				$89.5

Weighted average diluted shares outstanding				159.2

Adjusted net income per diluted share				$0.56

Net income				$70.4
Income tax expense (4)				24.5
Interest expense, net (4)				23.4
Loss on early extinguishment of debt				16.7
Pension benefit other than service (4)				(3.3)
Operating income (loss)	$204.3	$(13.1)	$(59.5)	131.7
Strategic reorganization and other (benefits) charges	(0.3)	—	8.3	8.0
Inventory restructuring write-down	2.4	—	—	2.4
Benefit of one-month results related to elimination of reporting lag	(1.4)	—	—	(1.4)
Adjusted operating income (loss)	205.0	(13.1)	(51.2)	140.7
Pension benefit other than service	—	—	3.3	3.3
Depreciation and amortization	51.3	8.1	0.2	59.6
Adjusted EBITDA	$256.3	$(5.0)	$(47.7)	$203.6

Adjusted operating margin (5)	20.2%	(14.7)%		12.7%

Adjusted EBITDA margin (5)	25.2%	(5.6)%		18.4%

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$1.0
Long-term debt				445.9
Total debt				446.9
Less cash and cash equivalents				227.5
Net debt				$219.4

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.1	x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$156.7
Less capital expenditures				(62.7)
Free cash flow				$94.0

(1) As a result of the elimination of the one-month reporting lag, the year ended September 30, 2021 includes an additional $6.0 million of net sales, and an additional $1.4 million in operating income in Infrastructure and Consolidated.
(2) Gross profit includes $2.4 million in Inventory write-downs associated with our announced plant closures in Aurora, Illinois and Surrey, British Columbia, Canada.
(3) Strategic reorganization and other charges include termination benefits associated with our announced plant closures in Aurora, Illinois and Surrey, British Columbia, Canada, the Albertville tragedy, and certain transaction-related costs, partially offset by a one-time settlement gain in connection with an indemnification from a previously owned property.
(4) We do not allocate interest, income taxes or pension benefit (expense) other than service to our segments.
(5) The denominator in the adjusted margin calculations shown for Infrastructure and Consolidated excludes net sales of $6.0 million associated with the elimination of the one-month reporting lag.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES

(UNAUDITED)

	Year ended September 30, 2020
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales (1)	$883.6	$80.5	$—	$964.1

Gross profit (1)	$315.7	$12.5	$—	$328.2
Selling, general and administrative expenses	129.1	24.8	44.5	198.4
Strategic reorganization and other charges	0.6	0.1	12.3	13.0
Operating income (loss)	$186.0	$(12.4)	$(56.8)	$116.8

Operating margin	21.1%	(15.4)%		12.1%

Capital expenditures	$64.5	$2.8	$0.4	$67.7

Reconciliation of non-GAAP performance measures to GAAP performance measures:
Net income				$72.0
Strategic reorganization and other charges				13.0
Walter Energy accrual				0.2
Income tax benefit of adjusting items				(3.1)
Adjusted net income				$82.1

Weighted average diluted shares outstanding				158.6

Adjusted net income per diluted share				$0.52

Net income				$72.0
Income tax benefit (2)				22.1
Interest expense, net (2)				25.5
Walter Energy accrual				0.2
Pension benefit other than service (2)				(3.0)
Operating income (loss)	$186.0	$(12.4)	$(56.8)	116.8
Strategic reorganization and other charges	0.6	0.1	12.3	13.0
Adjusted operating income (loss)	186.6	(12.3)	(44.5)	129.8
Pension benefit other than service	—	—	3.0	3.0
Depreciation and amortization	49.1	8.5	0.2	57.8
Adjusted EBITDA	$235.7	$(3.8)	$(41.3)	$190.6

Adjusted operating margin	21.1%	(15.3)%		13.5%

Adjusted EBITDA margin	26.7%	(4.7)%		19.8%

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$1.1
Long-term debt				446.5
Total debt				447.6
Less cash and cash equivalents				208.9
Net debt				$238.7

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.3	x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$140.3
Less capital expenditures				(67.7)
Free cash flow				$72.6

(1) Net sales and gross profit associated with certain products have been reclassified as Technologies segment items to conform to the current period presentation.
(2) We do not allocate interest, income taxes or pension benefit (expense) other than service to our segments.